Exhibit 16.1

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on August 12 , 2025, to be filed by our former client, NanoVibronix, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ Zwick CPA, PLLC

Southfield, Michigan

August 12, 2025